CONTACT:

Quinn Coburn
Vice President, Finance
GrafTech International
216-676-2000

Jamie Moser / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

GrafTech Comments on Milikowsky Group Nominations
No Stockholder Action Required at this Time

PARMA, Ohio-February 25, 2014-GrafTech International Ltd. (NYSE:GTI) (“GrafTech”) today acknowledged that the Daniel and Nathan Milikowsky group intends to nominate five director candidates, which would constitute control of the Board, to stand for election to GrafTech’s Board of Directors at the Company’s 2014 Annual Meeting of Stockholders. GrafTech stockholders are not required to take any action at this time.

GrafTech’s Board will present its recommended slate of director nominees in GrafTech’s definitive proxy statement and other materials, to be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2014 Annual Meeting.

GrafTech’s Board is composed of seven highly qualified directors, five of whom are independent and all of whom are active, engaged and have the expertise and experience needed to support the Company's growth initiatives and success. Furthermore, our Board is committed to the highest standards of corporate governance and to continuing to enhance value for all GrafTech stockholders.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech currently operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech currently employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) about certain nominations for election of directors. Our expectations are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: changes in market prices of our securities, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. This news release does not constitute an offer or solicitation as to any securities.